FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and Chief Financial Officer (770) 612-2048

GENUINE PARTS COMPANY
DIVIDENDS INCREASED 51 CONSECUTIVE YEARS
BOARD DECLARES 8% INCREASE IN QUARTERLY DIVIDEND
AND ANNOUNCES OFFICER CHANGES

Atlanta, Georgia, February 19, 2007 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared an increase of 8% in the regular quarterly cash dividend for 2007. The Board increased the cash dividend payable to an annual rate of $1.46 per share compared with the previous dividend of $1.35 per share. The quarterly cash dividend of thirty-six and one-half cents ($.365) per share is payable April 2, 2007 to shareholders of record March 9, 2007. GPC has paid a cash dividend every year since going public in 1948 and 2007 marks the 51st consecutive year of increased dividends paid to shareholders.

Genuine Parts Company also announced that Keith O. Cowan has joined the Company, and on February 19, 2007, the Board of Directors elected him to the position of Executive Vice President. Mr. Cowan will be involved in areas such as Information Technology and Telecommunications, as well as Strategic Planning and Business Development. Tom Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “Keith has distinguished himself over his career and for the last ten years he has held several key executive roles with BellSouth Corporation in Atlanta, Georgia. Keith is a very talented business executive and we look forward to his future contributions with Genuine Parts Company.”

In addition, Genuine Parts Company announced that G. Thomas Braswell, Senior Vice President, Information Technology, will retire on February 23, 2007. Mr. Gallagher commented, “We want to thank Tom for his many contributions over his 40 year career and wish him the very best in his retirement.”

Genuine Parts Company plans to release Fourth Quarter and Year-End Earnings on February 20, 2007. Management will also conduct a conference call on this date at 11:00 a.m. Eastern time. You are invited to join the call, which will be hosted by Tom Gallagher, Chairman, President and CEO, and Jerry Nix, Vice Chairman and CFO. The public may access the call by dialing 877-422-4780 and using the conference ID 7774800. If you are unable to participate during the call, a replay of the call will be available at 800-642-1687 (conference ID 7774800) until 12:00 a.m. Eastern time on March 6, 2007.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico.